Exhibit 99.2

To the Board of Directors of Shutterfly, Inc.

2800 Bridge Parkway

Redwood City, CA 94065

This message is to notify you that I have decided not to stand for re-election to the Board of Directors of Shutterfly at the next annual meeting of its stockholders, which is currently expected to be held in June 2016. My decision is not due to a disagreement with the company on any matter related to its operations, policies or practices.

Sincerely,

Nancy Schoendorf

March 30, 2016